Exhibit 10.13

QUANTUM FUND, LLC
EQUITY INTEREST PLAN

THIS EQUITY INTEREST PLAN (this “Plan”) is adopted by Quantum Fund, LLC, a Nevada limited liability company (the “Company”) effective March 31, 2017, for the benefit of the persons listed in the Schedule of Participants attached hereto as Appendix A, as may be amended from time to time by the Company (the “Schedule”).

ARTICLE 1
 BACKGROUND, PURPOSE AND STATUS

1.1                               Purpose. The Company desires to reward and retain the services of a select group of employees who have contributed and will continue to contribute to the profitability and success of the Company. The Company also wishes to attract and retain highly qualified new employees. The Company has adopted this Plan to provide such employees with the opportunity to receive Equity Interest Units to incentivize them to contribute to the growth and success of the Company.

1.2                               Status. This Plan is intended to (i) be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Sections 201(a)(2), 301(a)(3) and 401(a) of ERISA and (ii) maintain income tax deferral in accordance with Section 409A of the Code and the Treasury Regulations thereunder.

ARTICLE 2
 DEFINITIONS

All references in this Plan to specific articles or sections shall refer to articles or sections of this Plan unless otherwise stated. The following terms shall have the meanings described in this Article 2 unless the context clearly indicates another meaning.

“Award Agreement” means the Quantum Fund, LLC Equity Interest Award Agreement.

“Change in Control” means the Company or Sterling Bank & Trust, FSB (“Sterling Bank”) has undergone a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code and the applicable Treasury Regulations thereunder, in the form of one of the following events: (a) sale of all or substantially all of the assets of the Company or Sterling Bank to a person or entity not affiliated with the Company or Sterling Bank; (b) sale of membership units (or stock) possessing fifty percent (50%) or more of the Company’s or Sterling Bank’s voting power to a person or entity (or more than one person or entity acting as a group) not affiliated with the Company or Sterling Bank; or (c) merger or consolidation of the Company or Sterling Bank with another entity not affiliated with the Company or Sterling Bank where the Company or Sterling Bank is not the surviving entity following the merger. For purposes of this Plan, the Company or Sterling Bank is “affiliated with” another person if such person is a member or officer of the Company or a shareholder, officer or director in Sterling Bank or any entity related to Sterling Bank. The Company is “affiliated with” another entity if the majority of the then-issued stock or equity interests of such entity is held by persons or entities who are members of the Company or a shareholder, officer or director in Sterling Bank or any entity related to Sterling Bank. Notwithstanding the foregoing provisions, a Change in Control shall not be deemed to occur in the event of any sale or other transaction between Sterling Bank shareholders and one or more affiliates of Scott Seligman or one or more members of Scott Seligman’s immediate family or any trust related to Scott Seligman or his immediate family members.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the opening recital of this Plan.

“Date of Grant” means the effective date the Equity Interest Units are awarded to a Participant.

“Disabled” or “Disability” means a Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code and the applicable Treasury Regulations thereunder.

“Distributable Event” means an event described in Section 5.1.

“Effective Date” of this Plan means March 31, 2017.

“Equity Appreciation Units” or “Equity Interest Units” means the units that are awarded to a Participant under the terms of this Plan. An Equity Appreciation Unit means the right to receive, for each vested Equity Interest Unit, payment equal to the amount, if any, by which the Payout Value of such Equity Interest Unit exceeds its Grant Value, as such terms are described in Section 4. The value of the Equity Interest Units shall be determined pursuant to Article 4, and the Equity Interest Units shall be payable pursuant to Article 5. Equity Interest Units shall not be considered outstanding shares or membership units of the Company for any purpose. An award of Equity Interest Units shall confer only such rights as are specified in this Plan. A Participant shall not, as a consequence of such award, be deemed to have any ownership interest in the Company and shall not have the right to vote, receive dividends or distributions or be treated as a member of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Executive Committee” or “Committee” shall have the meaning set forth in Article 7.

“Fair Market Value” means the good faith determination by the Company, upon advice from Sterling Bank & Trust and the Company’s accountants or financial advisors, of the value of an actual membership unit of the Company.

“Participant” means the persons who are eligible to participate in this Plan pursuant to Section 3.1 and whose names are listed on the Schedule, as may be amended from time to time by the Company.

“Plan” shall mean the Quantum Fund LLC Equity Interest Plan as amended from time to time.

“Schedule” shall have the meaning set forth in the opening recital of this Plan.

“Terminated for Cause” means a Participant’s employment with the Company is terminated for any of the following reasons:

(i)                                     The Participant breaches any material written rule, regulation or policy of the Company now existing or hereafter arising;

(ii)                                  The Participant willfully fails to substantially perform the duties of his or her employment;

(iii)                               The Participant commits an act of fraud or dishonesty or engages in conduct involving moral turpitude or misappropriates or embezzles any property belonging to the Company or engages in conduct which constitutes a felony or a crime involving moral turpitude whether or not convicted;

(iv)                              The Participant intentionally and materially injures the Company or any personnel or property of the Company;

(v)                                 The Participant engages in fraud or dishonesty; or

(vi)                              The Participant violates any agreement between him or herself and the Company, including, but not limited to, any written agreements with respect to confidentiality or limitations on competition.

ARTICLE 3
 ELIGIBILITY

3.1                               Eligibility. The Participants who are listed on the Schedule are the employees who are eligible to participate in the Plan as of the effective date of this Plan. After the effective date of this Plan, the Executive Committee may designate one or more employees as a Participant in this Plan in its sole discretion. If any such additional employees are designated as Participants, the Company shall amend the Schedule to list the name of the new Participant, the date of award, and the number and value of Equity Interest Units awarded to such new Participant. The Executive Committee may remove a Participant from participation in this Plan if the Participant’s employment is Terminated for Cause. As a condition for being awarded Equity Interest Units in the Plan, the Participant must sign an Award Agreement in the form attached hereto as Appendix B.

3.2                               Vesting. A Participant shall vest in the Equity Interest Units awarded in accordance with the following schedule provided Participant remains employed on the vesting dates. Each Equity Interest Unit award grant commences a new vesting period.

Completed Years of Service from Date of Grant	Vesting Percentage

Less than 5	0%

5 or more	100%

Notwithstanding the foregoing, a Participant shall be 100% vested in any Equity Interest Units awarded to him upon a Change in Control of the Company. The Company, in its discretion, may award vesting credit for service with the Company prior to the effective date of the Plan. Any accelerated vesting will be set forth in writing in the Participant’s Award Agreement. The Company has discretion to accelerate the vesting of Equity Interest Unit awards under this Plan; provided, however that the distribution date is not accelerated unless payment is permitted in accordance with Code Section 409A and the regulations issued thereunder.

3.3                               Forfeiture. Notwithstanding Section 3.2, if a Participant’s employment is Terminated for Cause, a Participant will forfeit all Equity Interest Units, whether vested or unvested. The Company shall have no obligation to make any payment to the Participant under this Plan, and such Participant shall have no further rights or benefits under this Plan.

3.4                               Maximum Units Available for Grant. The maximum number of Equity Interest Units that may be granted under this Plan is an amount equal to forty percent (40%) of the number of outstanding membership units in the Company. This restriction is intended to limit employee opportunity to share in the future appreciation of the Company to only 40% of such appreciation. If any Equity Interest Units are forfeited in accordance with Section 3.3, they shall be available for future grants under this Plan.

ARTICLE 4
 VALUE OF EQUITY INTEREST UNITS

(a)                                 Grant Date Value of Equity Interest Unit

The value of an Equity Interest Unit on the date of grant is intended to be the Fair Market Value of a membership unit in the Company on the date of grant.

(b)                                 Distributable Event or Change of Control Value

Upon a Distributable Event that is described in Section 5.1(a), (b), (c) or (d), the value of an Equity Interest Unit is determined by taking the following steps:

Step 1 — Determine the gross revenues of the Company for the twelve (12) months prior to the date of the Distributable Event minus the gross revenues of the Company as of the December 31st prior to the Date of Grant (“Net Revenue”);

Step 2 — Multiply the Net Revenue by two (2) to determine the “Revenue Factor”;

Step 3 — Multiply the Revenue Factor by the Participant’s number of vested Equity Interest Units (or equivalent percentage interest such Equity Interest Units would represent in the Company) to determine the “Initial Redemption Price”.

In the event that the gross revenues of the Company for the twelve (12) months prior to the date of the Distributable Event of the Participant minus the gross revenues of the Company as of the Date of Grant result in a negative number, the Redemption Price shall be deemed to be $0.

Upon a Distributable Event that is described in Section 5.1(e), the value of an Equity Interest Unit shall be the “net value” received by the Company’s members, where per Unit “net value” means the total sale consideration paid in cash at closing less liabilities of the Company not assumed by the acquirer of the Company in the Change in Control. The foregoing valuation shall be determined by the Executive Committee, in consultation with the Company’s and Sterling Bank’s financial advisors and outside accountants, and such determinations shall be final and binding on the Participants.

ARTICLE 5
 DISTRIBUTION OF BENEFITS

5.1                               Distributable Events. A Participant shall be eligible to receive the appreciation on his vested Equity Interest Units if a Distributable Event occurs. For purposes of the Plan, a Distributable Event means the earliest of the following to occur:

(a)                                 The date the Participant becomes 100% vested in his Equity Interest Units.

(b)                                 The Participant’s termination of employment for any reason other than a Termination for Cause;

(c)                                  The Participant dies while employed by the Company;

(d)                                 The Participant becomes Disabled while employed by the Company; or

(e)                                  A Change in Control occurs while the Participant is employed by the Company.

5.2                               Amount of Benefit. A Participant’s benefit from the Plan shall be the amount, if any, by which (a) exceeds (b), multiplied by the number of vested Equity Interest Units on the Distributable Event:

(a)                                 The value of an Equity Interest Unit as of the applicable Distributable Event, as determined in accordance with Section 4.1(b); and

(b)                                 The Grant Date Value, as determined in accordance with Section 4.1(a).

5.3                               Form and Time of Payment.

(a)                                 In the event of a Distributable Event described in Section 5.1(a), (b), (c) or (d) above, payment to a Participant shall be made in a single lump sum payment within 90 days after the Distributable Event.

(b)                                 In the event of a Distributable Event described in Section 5.1(e) above, payment shall be made in a single lump sum payment on or as soon as administratively practicable after the date of the Change in Control, but in no event later than 30 days following the date a Change in Control occurred.

(c)                                  Payment hereunder shall be made to the Participant, if living, at the Participant’s address on file with the Company. If a Participant is not living, payment shall be made to the Participant’s beneficiary in accordance with the Participant’s “Designation of Beneficiary” attached hereto as Appendix C.

(d)                                 Any applicable federal, state or local income taxes shall be withheld from the payment.

5.4                               Release. Any payment to a Participant or his or her beneficiary in accordance with this Plan shall, to the extent thereof, be in full satisfaction of all claims which such person may have against the Company, and the Company may require the Participant or his or her beneficiary, as the case may be, to execute a receipt and release to such effect as a condition precedent to such payment. Payment conditioned upon any such release shall comply with Section 409A and to the extent the release period or applicable payment date spans two calendar years, payment will be made in the second calendar year.

5.5                               Spendthrift Provision. No benefit or interest under this Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or his or her beneficiary.

ARTICLE 6
 UNFUNDED STATUS

The satisfaction of payment obligations under this Plan is to be made solely out of the general corporate funds of the Company which at all times are and shall remain subject to the claims of the Company’s creditors. The Participants have the status of general unsecured creditors of the Company. It is the intention of the Company and the Participants that this Plan be unfunded for federal income tax purposes and for purposes of Title 1 of ERISA. Further, no amounts shall be segregated for the purpose of securing the Company’s liability under this Plan nor be held by the Company in trust for the Participants or any other person. This Plan constitutes a mere promise by the Company to make benefit payments in the future. The establishment of the Plan and the Equity Interest Units is not intended to create any security for payment of benefits under this Plan or change the status of this Plan as an unfunded plan for federal income tax purposes or Title I of ERISA.

ARTICLE 7
 ADMINISTRATION

7.1                               Administration. The President of the Company along with the Chief Executive Officer and Chief Financial Officer of Sterling Bank & Trust, FSB, (“Executive Committee”), shall have the sole responsibility for the administration of this Plan and for making any discretionary decisions under the Plan such as designation of employees eligible to participate in the Plan, number of Equity Interest Units awarded and acceleration of vesting provisions. This group may appoint other individuals or a committee to assist with non-discretionary Plan administration. If a Participant is a member of the Executive Committee or a committee so appointed hereunder, he or she shall abstain from voting on any matter relating to his or her benefits under this Plan.

7.2                               Powers of the Executive Committee.                                     The Executive Committee, as administrator of this Plan, shall have all discretionary powers necessary to administer and satisfy the Company’s obligations under this Plan, including but not limited to the following:

(a)                                 Maintain records pertaining to this Plan.

(b)                                 Interpret the terms and provisions of this Plan, provided, that all such interpretations shall be made in a non-discriminatory manner and with a view toward achieving the purpose of this Plan.

(c)                                  Establish procedures by which a Participant may apply for benefits under this Plan and appeal a denial of benefits.

(d)                                 Determine the rights under this Plan of claimant applying for or receiving benefits.

(e)                                  Administer the claims and appeals procedure provided in this Article 7.

(f)                                   Perform all acts necessary to meet the reporting and disclosure obligations imposed by Sections 101 through 111 of ERISA (if and to the extent any are applicable).

(g)                                  Delegate specific responsibilities for the operation and administration of this Plan to such employees or agents as it deems advisable and necessary.

7.3                               Claims and Disputes.

(a)                                 Claim Procedure. Claims for benefits under this Plan shall be made in writing to the Executive Committee. If a claim for benefits is wholly or partially denied, the Executive Committee shall, within a reasonable period of time but not later than ninety (90) days after receipt of the claim, provide written notice setting forth in a manner calculated to be understood by a Participant: (i) the specific reason or reasons for denial; (ii) reference to the specific provisions of this Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of this Plan’s claim review procedure.

(b)                                 Denials; Procedure. A Participant or his or her duly authorized representative may request a review upon written application to the Executive Committee and may submit issues and comments in writing. The written request for review must be submitted to the Executive Committee within sixty (60) days after receipt by the claimant of written notification of the denial of a claim. A decision by the Executive Committee shall be made promptly and not later than sixty (60) days after the Executive Committee’s receipt of a request for review unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. The decision on review shall be in writing and shall include specific reasons for the decision, reference to the specific provisions of this Plan on which the decision is based and be written in a manner calculated to be understood by the Participant.

ARTICLE 8
 BENEFICIARY

A Participant may designate a beneficiary to receive any amount payable under this Plan on account of his or her death. Such designation shall be made by written execution of the “Designation of Beneficiary” attached hereto as Appendix C. In the event of a Participant’s failure to designate a beneficiary before his or her death, the amount payable under this Plan as a result of the Participant’s death shall be paid to the Participant’s surviving spouse or, if the Participant is not survived by a spouse, then to his or her estate.

ARTICLE 9
 MISCELLANEOUS

9.1                               Taxes. The Company shall have the right to deduct from all payments under this Plan a Participant’s share of any payroll taxes required to be withheld by any federal, state or local government. The Participant (and his or her beneficiary, as the case may be) shall bear any and all federal, foreign, state, local or other taxes imposed on the Participant on any amount to which he or she is entitled under this Plan.

9.2                               Employment Rights. Nothing in this Plan shall be construed as granting any Participant the right to be continued in the employment of the Company or as a limitation on the right of the Company to terminate the employment of any Participant at any time.

9.3                               Acceptance. By agreeing to participate in this Plan, a Participant shall be deemed conclusively to have accepted and consented to all terms and conditions of this Plan, and all such actions or decisions made by the Company and the Executive Committee with regard to this Plan. Such terms and consents shall also apply to and be binding upon any beneficiary, distributee or personal representative and any other successor-in-interest of a Participant.

9.4                               Amendment or Termination. The Company may alter, amend, modify, or suspend this Plan or any portion thereof only by a written amendment signed by the Company provided however that any such amendment that adversely affects benefits which have already accrued to a Participant and in which a Participant has already vested shall require Participant’s consent. However, the Company may unilaterally amend this Plan to conform to written directives to the Company from its auditors or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any Treasury regulations and guidance promulgated thereunder. The Company may terminate this Plan only by a written amendment signed by the Company; provided, that no payment of benefits shall occur upon termination of this Plan unless the requirements of Section 409A of the Code have been satisfied.

9.5                               Severability. The unenforceability of any provision of this Plan shall not affect the enforceability of the remaining provisions of this Plan.

9.6                               Governing Law. This Plan shall be interpreted, construed, enforced and performed in accordance with the laws of the State of Michigan.

9.7                               Section 409A. The Company intends that this Plan comply with the requirements of Section 409A of the Code and be operated and interpreted consistent with that intent, to the extent applicable. Notwithstanding the foregoing, the Company makes no representation that this Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Company has made this Plan effective as of the date first set forth above.

THE COMPANY:

QUANTUM FUND, LLC

By:	/s/ Tom Lopp

Name:	Tom Lopp

Title:	CFO

Date:	5/23/17

SIGNATURE PAGE TO
EQUITY INTEREST PLAN

APPENDIX A

SCHEDULE OF PARTICIPANTS

Participant	# of Equity Interest Units	Date of Award of Units	Grant Date Value Per Equity Interest Unit
Peter Sinatra	20%	3/31/17	$0

Per Section 3.2, Vesting, the vesting date for the above awards due to credit for service with the company prior to the effective date of the Plan shall be as follows:

Participant	Vesting Date
Peter Sinatra	12/31/19

APPENDIX A-1

EXHIBIT B

EQUITY INTEREST UNIT AWARD

I am a key employee of Quantum Fund, LLC (the “Company”). I have been offered the opportunity to participate in the Quantum Fund, LLC Equity Interest Plan (the “Plan”).

By signing this application, I accept the opportunity to participate in the Plan and agree to the following:

1.                                      I am being awarded 20% Equity Interest Units under the Plan pursuant to this award.

2.                                      I agree that the initial value of each Equity Interest Unit as of the date of this award is $0, for a total value of $0. I understand and agree that the initial value of the Equity Interest Units is for purposes of measuring the increase, if any, of the value of such units and that under no circumstances is the initial value payable to me.

3.                                      I agree that the value and payment of Equity Interest Units depend on the extent to which such units increase in value, if at all, and are governed by the terms and conditions of the Plan.

4.                                      I understand that I will forfeit all benefits under the Plan if my employment terminates prior to vesting or upon a Termination for Cause as defined in the Plan. I understand that this Award Agreement only relates to my eligibility for benefits under the Plan and does not change my status as an “at will” employee of the Company.

5.                                      I understand and acknowledge that I am an unsecured creditor with regard to any benefits under the Plan and waive any right to a priority claim with regard to such benefits.

6.                                      I agree to complete the beneficiary designation form attached as Appendix C to the Plan with regard to any benefits payable under the Plan as a result of my death.

Dated:	5/23/17
Peter Sinatra
Name of Participant

/s/Peter Sinatra
Signature of Participant

Quantum Fund, LLC

		By:	/s/ Tom Lopp
		Its:	CFO

APPENDIX B-1

APPENDIX C

DESIGNATION OF BENEFICIARY

I hereby designate the person, trust or other entity named below as my beneficiary pursuant to Article 8 of the Plan. I intend for the named beneficiary to receive all sums which may be due to me under this Plan in the event of my death.

Name of Beneficiary:	Lucia Sinatra

Current Address of Beneficiary:	10 Treetop Way
Kentfield. CA 94904

	By:	/s/ Peter Sinatra

	Print name:	Peter Sinatra

APPENDIX C-1